Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of DXP Enterprises, Inc. on Forms S-8 (File No. 333-134606, File No. 333-123698, File No. 333-92875,  File No. 333-92877 and File No. 333-213226) and on Forms S-3 (File No. 333-134603 and File No. 333-188907, and File No. 333-213227) of our reports dated March 31, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

Our report dated March 31, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expressed an opinion that DXP Enterprises, Inc. had not maintained effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

Hein & Associates LLP

Houston, Texas
March 31, 2017